Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8 No. 333- ) pertaining to the March 14, 2012 Corporate Stock Subscription Options Plan for Beneficiary Employees of Non-French Companies, March 14, 2012 Corporate Stock Subscription Options Plan with Performance Conditions for Beneficiary Employees of Non-French Companies, and March 14, 2012 Performance Share Plan for Beneficiary Employees of Non-French Companies, of our reports dated March 15, 2012, with respect to the consolidated financial statements of Alcatel-Lucent and subsidiaries and the effectiveness of internal control over financial reporting of Alcatel-Lucent and subsidiaries included in its Annual Report (Form 20-F) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Jean-François Ginies
Ernst & Young et Autres Represented by Jean-François Ginies

Paris La Défense, France
July 31, 2012